Exhibit 99.1

NEXT, INC.

Tuesday November 25, 2003

Chattanooga, Tenn. – (Business Wire) – November 25, 2003

Next, Inc. (OTCBB: NXTI – News) Next, Inc. announced that Dan F. Cooke has decided to take a leave of absence from his position as Chairman and Chief Executive Officer for personal reasons. Mr. Cooke also has stepped down from the Board of Directors.

Mr. Cooke stated that he “appreciates the overwhelming vote of support that he received from the Board of Directors. The Company is not included in the false allegations that have been made against myself; but I believe it in the best interest of the Company to separate my personal situation so it does not reflect upon the Company.”

At the request of Next’s Board, William B. Hensley III has agreed to assume primary executive responsibilities. Mr. Hensley has served as the President of the Company since September 2002 and as the Chief Operating Officer and a director of the Company since February 2002.

Ronald J. Metz has been elected Chairman of the Board. Mr. Metz, a named senior partner with the accounting firm of Bucher, McCarty & Metz LLP, has served as a Director since February 2002.